Exhibit 99.1

Pitney Bowes Announces Fourth Quarter and Annual Results for 2011

STAMFORD, Conn.--(BUSINESS WIRE)--February 9, 2012--Pitney Bowes Inc. (NYSE: PBI) today reported fourth quarter and full year 2011 results.

Revenue for the quarter was $1.3 billion, a decline of 6.5 percent compared with the prior year. Currency had no impact on revenue during the quarter. When compared with the fourth quarter 2010, revenue was adversely impacted by lower SMB sales, some deferred large ticket enterprise deals, and continued economic and business uncertainty worldwide. Adjusted earnings per diluted share from continuing operations for the fourth quarter was $0.97 compared with $0.66 for the prior year. Adjusted earnings per share from continuing operations for the quarter included a net benefit of $0.37 per share related to a U.S. income tax settlement. Excluding that tax benefit adjusted earnings per share for the quarter was $0.61. During the quarter, the company and the IRS reached an agreement on the tax treatment of a number of issues, as well as revised tax calculations, related to the IRS examinations of tax years 2005 through 2008. Additionally, during the quarter, the IRS examinations of tax years 2001 through 2007 were concluded, particularly for items related to the company’s former Capital Services business. As a result, in the fourth quarter, the company recorded a net tax benefit of $0.37 per share related to continuing operations, and a benefit of $1.04 per share for amounts related to discontinued operations.

On a Generally Accepted Accounting Principles (GAAP) basis, the company reported earnings per diluted share of $1.28 including the tax benefit in discontinued operations for the fourth quarter, compared with $0.31 per diluted share for the prior year. GAAP earnings per diluted share for the quarter also included a $0.31 per share charge for restructuring costs and asset impairments primarily associated with the company’s Strategic Transformation initiatives. In addition, there was a non-cash $0.41 per share goodwill impairment charge related to the company’s international operations of Pitney Bowes Management Services, because of lower than expected growth, changing print demand, and a weaker economic outlook for European markets.

For the full year, revenue was $5.3 billion, a decline of less than 3 percent when compared with the prior year, and just over a 4 percent decline excluding foreign exchange impacts. Adjusted earnings per diluted share from continuing operations was $2.70 compared with $2.23 for the prior year. Adjusted earnings per diluted share from continuing operations for the year included $0.44 per share related to tax settlements for tax years 2001 through 2008 in the U.S.

GAAP earnings per diluted share was $3.05 for the full year compared with $1.41 for the prior year. GAAP earnings per diluted share for the year included a $0.52 charge for restructuring and asset impairments primarily associated with the company’s Strategic Transformation initiatives; non-cash impairment charges to goodwill of $0.56 per share; and a non-cash net tax charge of $0.02 per share associated with out-of-the money stock options that expired during the year. Benefits to GAAP earnings per share for the year included $0.13 per share from the sale of leveraged lease assets in Canada and $1.31 per share net benefit in discontinued operations primarily related to the U.S. tax settlements.

The company’s results for the quarter and the year are summarized in the table below:

	Fourth Quarter*	Full Year 2011*
Adjusted EPS from Continuing Operations before net tax benefit	$0.61	$2.26
Net tax benefit	$0.37	$0.44
Adjusted EPS from Continuing Operations	$0.97	$2.70
Restructuring and Asset Impairments	($0.31)	($0.52)
Goodwill Charges	($0.41)	($0.56)
Tax Charges	-	($0.02)
Sale of Leveraged Lease Assets	-	$0.13
GAAP EPS from Continuing Operations	$0.25	$1.73
Discontinued Operations - Net Tax Benefit	$1.04	$1.31
GAAP EPS	$1.28	$3.05

*The sum of the earnings per share does not equal the totals above due to rounding.

Free cash flow was $215 million for the quarter and $1.03 billion for the year. On a GAAP basis, the company generated $170 million in cash from operations for the quarter and $920 million for the year. Free cash flow for the year, when compared with the prior year, benefited from about $130 million in net tax refunds, primarily associated with the U.S. income tax settlements, and higher net income. Uses of cash for the year included $300 million of dividend payments to common shareholders; $123 million of contributions to the company’s pension plans; $107 million of restructuring payments; $100 million to repurchase the company’s common shares outstanding; and $50 million of debt reduction.

Commenting on the quarter and the year, Chairman, President and CEO Murray D. Martin noted, “We are pleased that we were able to achieve our original earnings objective and exceed our cash flow target despite a business environment that remained unexpectedly challenging during 2011. Our Strategic Transformation program enabled us to streamline our business processes and improve the way we interact with our customers. Our cost structure is now more variable and efficient, and as a result, we achieved EBIT margin improvement for the year on our adjusted results.

“Despite improvement in our equipment sales in the first half of the year, persistent economic uncertainty worldwide resulted in some of our customers deferring new equipment purchases, and capital investments in the second half of the year. However, our Connect+™ digital mailing system continued to sell well on a global basis, and we expect sales of this innovative mailing solution to increase in 2012.

“Our Mail Services employees did a remarkable job recovering from the fire in the beginning of the year that destroyed our largest mail presorting site located in Dallas, Texas. In less than nine months we located and outfitted a new site and resumed revenue growth in our presort business in the fourth quarter. We are now positioned to continue the profitable growth trend in our presort business that we were experiencing before the fire.

“Meanwhile, we continued to invest in future growth opportunities for the business. Our cloud-based family of pbSmartTM products is gaining acceptance among our small and medium sized customers. We are making good progress with Volly™, our secure digital mail platform, having now signed on more than 40 large third party mail service providers. These partners produce billions of bills, statements and account communications each year for more than 5,000 companies and consumer brands and they are working with these companies to bring them into Volly. We also have other new and exciting integrated customer communications management solutions that we will be introducing to our larger enterprise customers in 2012.

“Based upon our sound capital structure, significant cash flow, and expected strong cash flow in 2012, our Board of Directors approved an increase in our quarterly dividend for the 30th consecutive year. As we reported last week, the dividend for the first quarter 2012 is $0.375 per common share.”

Business Segment Results

The company reports its business segments in two groups based on the customers it primarily serves: Small and Medium Business (SMB) Solutions and Enterprise Business Solutions. The SMB Solutions group consists of the company’s global Mailing operations. The company aligns its SMB business segments into North America Mailing and International Mailing to reflect how the business is managed. North America Mailing includes the operations of U.S. Mailing and Canada Mailing. International Mailing includes all other SMB operations around the world. The Enterprise Business Solutions group includes the company’s global Production Mail, Software, Management Services, Mail Services and Marketing Services operations.

SMB Solutions

	4Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$666 million	(6%)	(6%)
EBIT	$219 million	(2%)

Within the SMB Solutions Group:

North America Mailing
	4Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$483 million	(9%)	(9%)
EBIT	$195 million	(2%)

North America Mailing’s overall revenue declined versus the prior year due to lower equipment sales activity. Some customers delayed new equipment purchases and upgrades because of concerns about overall business conditions. Some customers at the end of lease elected instead to retain their existing equipment and, in many cases, enter into lease extensions. Overall revenue was also adversely impacted by lower rental and financing revenue as a result of lower equipment sales in prior periods. During the quarter, however, there continued to be good placements of the company’s Connect+TM digital mailing system and its cloud-based SendSuite Live shipping system. The segment’s decline in rentals revenue also appears to be moderating. The segment had its sixth consecutive quarter of year-over-year EBIT margin improvement. EBIT margin improved by 270 basis points versus the prior year as a result of continued productivity improvements related to the company’s Strategic Transformation program, lower credit losses, and ongoing benefits from previous period lease extensions.

International Mailing
	4Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$183 million	1%	1%
EBIT	$24 million	4%

There was modest revenue growth in the International Mailing segment during the quarter, and there was no impact due to currency translation. Revenue benefited from increased equipment sales, especially in France and the Nordics. Revenue was adversely impacted by declines in financing, rentals and service due to lower equipment sales in prior periods. However, the rate of decline of these recurring revenue streams continued to improve year-over-year for the third consecutive quarter. The segment had its fourth consecutive quarter of year-over-year EBIT margin improvement, with EBIT margin improving this quarter by 40 basis points versus the prior year. Similar to North America Mailing, International Mailing margins benefited from continued productivity improvements related to the company’s Strategic Transformation program, lower credit losses, and ongoing benefits from previous period lease extensions.

Enterprise Business Solutions

	4Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$675 million	(7%)	(7%)
EBIT	$83 million	(15%)

Within the Enterprise Business Solutions Group:

Production Mail
	4Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$162 million	(9%)	(9%)
EBIT	$20 million	(19%)

Revenue declined during the quarter both from delayed orders and installation of inserting equipment, as some Enterprise customers, especially in the financial services sector, remain cautious about making large capital investment commitments. Production Mail installed additional Intellijet™ color printers both in the U.S. and in Europe during the quarter, and expects future growth in related supplies and support services revenue streams from this expanding base of high-speed digital color printers. EBIT and EBIT margin declined because of continued investment in Volly™ and lower revenue. Excluding the Volly investment, margins improved by 180 basis points versus the prior year.

Software
	4Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$ 102 million	(10%)	(10%)
EBIT	$ 7 million	(71%)

In the Software segment, revenue declined year-over-year for the first time in six quarters, as several large software license contracts that were expected to close in the fourth quarter were delayed past year end. This was particularly the case in the public sector as many organizations globally became more cautious about investing due to economic and business uncertainty. Software revenue for the full year was up 9 percent despite the deferred business at year end, as a result of strong demand and the company’s continued transition to annuity-based pricing for selected software solutions. Software EBIT margin was lower during the quarter due to the decline in revenue and the relatively high level of earnings leverage that is typical in a software business.

Management Services
	4Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$231 million	(8%)	(8%)
EBIT	$17 million	(37%)

Management Services revenue declined in the fourth quarter as a result of account contractions and terminations from prior periods. However, the business experienced improving trends in the volume of documents processed. Additionally, it saw an improvement in the level of net new written business for the year. EBIT margin declined as the company continued its investment to deliver integrated high-value customer communications solutions to its customers. The company also experienced pricing pressure on some of its contract renewals.

Mail Services
	4Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$145 million	(2%)	(2%)
EBIT	$33 million	92%

Mail Services year-over-year revenue declined during the quarter. Revenue at International Mail Services (IMS) declined versus the prior year because of fewer international shipments. Presort revenue grew as it continued to process increasing volumes of Standard Class mail from new and existing customers in the U.S. There is ongoing customer demand for the company’s unique nationwide logistics capability to help mailers maximize presort discounts and expedite mail delivery. Mail Services EBIT and EBIT margin increased substantially versus the prior year, partly because of additional insurance reimbursements the company received related to the fire at its Dallas presort facility earlier in the year. Even excluding these insurance reimbursements, Mail Services EBIT margin improved at a double-digit rate versus the prior year, helped by ongoing productivity initiatives and improved network efficiencies.

Marketing Services
	4Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$ 34 million	4%	4%
EBIT	$7 million	14%

Marketing Services revenue grew during the quarter versus the prior year because of improved marketing revenue per move and the revenue related to the company’s MyMove web offering. EBIT and EBIT margin improved versus the prior year because of revenue growth and an increasing use of the company’s MyMove online service to access vendor marketing offerings as an opt-in extension of the online change of address process.

Strategic Transformation Update

During 2011, the company continued to accelerate several of its strategic initiatives to streamline processes and make its cost structure more variable to better leverage changing business conditions. The company initiated its Strategic Transformation program in the fourth quarter of 2009, and it now estimates an annualized run rate of net benefits in excess of $300 million, exceeding the company’s most recent expectations of $250 to $300 million in net benefits.

Pre-tax restructuring and asset impairment charges, related to Strategic Transformation, for 2011 were $132 million and since the inception of the program the total pre-tax charges have been about $385 million. These charges exclude asset impairments not related to Strategic Transformation. The company has implemented numerous new systems and processes that will enable it to improve the way it goes to market and interacts with its customers. At the same time, it has made the cost structure more variable so it can react more quickly to changing business and economic conditions. While the company does not anticipate any future material charges related to this program, the company will continue to identify and implement improvements in the way the business operates and take actions to reduce its costs.

2012 Guidance

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release.

The company expects 2012 revenue, excluding the impacts of currency, to be in a range of 2 percent growth to a decline of 2 percent as compared to 2011. The company’s outlook anticipates improving revenue trends, due in part to a number of initiatives designed to drive new growth opportunities. The guidance reflects a postal and economic environment that is not expected to improve nor deteriorate significantly over the next twelve months.

The company anticipates gradual improvement in equipment sales in 2012 due to the positive outlook for sales of the Connect+TM digital mailing system on a global basis, resulting in fewer lease extensions by customers. As equipment sales improve, the company expects moderating declines in recurring revenue streams primarily related to the SMB Solutions Group. The company has previously discussed that lower equipment sales affect financing, rentals and supplies revenue streams. In 2012 the company expects growth across its Enterprise businesses including: continued growth in Software revenue due to increasing global demand for customer communications management software solutions; increased placements of Intellijet™ color printing systems in Production Mail; continued expansion in Mail Services; and, benefits from a focus on legal, commercial and government sectors in Management Services.

Based on its revenue expectation, the company’s 2012 guidance for diluted earnings per share from continuing operations is in the range of $2.05 to $2.25. Included in these earnings expectations are higher costs associated with its pension plans, increased investment in VollyTM, its secure digital mail system, and a mix shift resulting from faster growing, yet relatively lower margin, enterprise businesses.

The company expects to generate free cash flow for 2012 in the range of $700 million to $800 million. The company expects to invest more cash in finance receivables through higher levels of equipment sales in 2012, which would result in lower free cash flow than in 2011.

In closing, Mr. Martin noted, “We are confident that we have taken the right actions to lay the foundation for growing our business and enhancing our value to customers in 2012 and beyond. We will help our SMB customers grow their business and communicate more efficiently with our advanced Connect+ equipment and our SendSuite® shipping solutions. The momentum is growing for our new line of cloud-based pbSmartTM Solutions that help SMB customers use QR codes, email, and direct mail for marketing campaigns, and our pbSmartPostage™ solution, which recently reached its 10,000th customer in less than 9 months. We also expect improving growth across all our Enterprise businesses. We will continue to invest in innovative new solutions that enable our customers to manage their physical, digital and hybrid communications with their customers.”

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for accessing the webcast of the earnings results are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $5.3 billion global leader whose products, services and solutions deliver value within the mailstream and beyond. For more information visit www.pitneybowes.com.

The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The Company uses measures such as adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and asset write-downs, because, while these are actual company expenses, they can mask underlying trends associated with our business.

Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business. The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. EBIT is determined by deducting the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges, asset impairments, and goodwill charges which are recognized on a consolidated basis. In addition, financial results are presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about possible transformation initiatives; restructuring charges; our future revenue and earnings guidance; and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, fluctuations in customer demand; mail volumes; foreign currency exchange rates; the outcome of litigation; timely development, market acceptance and regulatory approvals, if needed, of new products; management of credit risk; management of outsourcing arrangements; income tax or other regulatory levies; changes in postal regulations; and the financial health of national posts; and other factors beyond our control as more fully outlined in the company's 2010 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and years ended December 31, 2011 and 2010, and consolidated balance sheets at December 31, 2011 and September 30, 2011 are attached.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited: in thousands, except per share data)

Assets	12/31/11	09/30/11
Current assets:
Cash and cash equivalents	$856,238	$715,194
Short-term investments	12,971	53,866

Accounts receivable, gross	755,485	707,120
Allowance for doubtful accounts receivables	(31,855)	(32,123)
Accounts receivables, net	723,630	674,997

Finance receivables	1,296,673	1,312,858
Allowance for credit losses	(45,583)	(51,247)
Finance receivables, net	1,251,090	1,261,611

Inventories	178,599	178,553
Current income taxes	102,556	67,263
Other current assets and prepayments	134,774	118,191

Total current assets	3,259,858	3,069,675

Property, plant and equipment, net	404,146	414,342
Rental property and equipment, net	258,711	267,189

Finance receivables	1,123,638	1,135,890
Allowance for credit losses	(17,847)	(19,554)
Finance receivables, net	1,105,791	1,116,336

Investment in leveraged leases	138,271	133,995
Goodwill	2,147,088	2,248,942
Intangible assets, net	212,603	243,349
Non-current income taxes	89,992	127,986
Other assets	530,644	541,253

Total assets	$8,147,104	$8,163,067

Liabilities, noncontrolling interests and stockholders' deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,840,465	$1,664,217
Current income taxes	242,972	341,349
Notes payable and current portion of long-term obligations	550,000	1,941
Advance billings	458,425	450,874

Total current liabilities	3,091,862	2,458,381

Deferred taxes on income	175,944	151,539
Tax uncertainties and other income tax liabilities	194,840	564,981
Long-term debt	3,683,909	4,243,547
Other non-current liabilities	743,165	493,532

Total liabilities	7,889,720	7,911,980

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' deficit:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	659	724
Common stock, $1 par value	323,338	323,338
Additional paid-in capital	240,584	238,313
Retained earnings	4,600,217	4,416,646
Accumulated other comprehensive loss	(661,645)	(477,431)
Treasury stock, at cost	(4,542,143)	(4,546,877)

Total Pitney Bowes Inc. stockholders' deficit	(38,986)	(45,283)

Total liabilities, noncontrolling interests and stockholders' deficit	$8,147,104	$8,163,067

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010 (2)	2011	2010 (2)
Revenue:
Equipment sales	$280,365	$309,542	$986,392	$1,022,563
Supplies	72,246	78,795	307,974	318,430
Software	108,301	119,711	426,606	390,219
Rentals	137,706	143,782	563,505	600,759
Financing	148,531	161,236	602,754	637,948
Support services	175,798	180,343	706,505	711,519
Business services	417,760	440,633	1,684,238	1,743,816

Total revenue	1,340,707	1,434,042	5,277,974	5,425,254

Costs and expenses:
Cost of equipment sales	132,782	148,967	449,479	469,158
Cost of supplies	23,089	23,791	97,454	97,172
Cost of software	19,600	27,398	93,141	93,391
Cost of rentals	27,336	33,807	125,325	141,465
Financing interest expense	20,783	22,344	87,698	88,292
Cost of support services	113,781	113,787	458,548	451,609
Cost of business services	318,362	333,524	1,303,594	1,337,236
Selling, general and administrative	435,274	455,736	1,731,858	1,760,677
Research and development	40,873	38,884	148,645	156,371
Restructuring charges and asset impairments	84,177	79,235	148,151	182,274
Goodwill impairment	84,500	-	130,150	-
Other interest expense	29,357	29,447	115,363	115,619
Interest income	(1,093)	(736)	(5,795)	(2,587)
Other income, net	(9,200)	-	(19,918)	-

Total costs and expenses	1,319,621	1,306,184	4,863,693	4,890,677

Income from continuing operations before income taxes	21,086	127,858	414,281	534,577

Provision for income taxes	(32,734)	50,468	44,585	205,770

Income from continuing operations	53,820	77,390	369,696	328,807

Gain (loss) from discontinued operations, net of income tax	208,248	(9,772)	266,159	(18,104)

Net income before attribution of noncontrolling interests	262,068	67,618	635,855	310,703

Less: Preferred stock dividends of subsidiaries attributable to noncontrolling interests	4,594	4,594	18,375	18,324

Net income - Pitney Bowes Inc.	$257,474	$63,024	$617,480	$292,379

Amounts attributable to common shareholders:
Income from continuing operations	$49,226	$72,796	$351,321	$310,483
Gain (loss) from discontinued operations	208,248	(9,772)	266,159	(18,104)

Net income - Pitney Bowes Inc.	$257,474	$63,024	$617,480	$292,379

Basic earnings per share of common stock attributable to common stockholders (1):
Continuing operations	$0.25	$0.36	$1.74	$1.51
Discontinued operations	1.04	(0.05)	1.32	(0.09)

Net income - Pitney Bowes Inc.	$1.29	$0.31	$3.06	$1.42

Diluted earnings per share of common stock attributable to common stockholders (1):
Continuing operations	$0.25	$0.36	$1.73	$1.50
Discontinued operations	1.04	(0.05)	1.31	(0.09)

Net income - Pitney Bowes Inc.	$1.28	$0.31	$3.05	$1.41

(1) The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2) Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2011
(Unaudited)

(Dollars in thousands)	Three Months Ended December 31,
			%
	2011	2010	Change
Revenue

North America Mailing	$482,843	$529,484	(9%)
International Mailing	182,928	181,049	1%
Small & Medium Business Solutions	665,771	710,533	(6%)

Production Mail	161,888	178,216	(9%)
Software	102,481	114,326	(10%)
Management Services	231,378	250,750	(8%)
Mail Services	145,401	147,692	(2%)
Marketing Services	33,788	32,525	4%
Enterprise Business Solutions	674,936	723,509	(7%)

Total revenue	$1,340,707	$1,434,042	(7%)

EBIT (1)

North America Mailing	$195,272	$199,678	(2%)
International Mailing	23,568	22,719	4%
Small & Medium Business Solutions	218,840	222,397	(2%)

Production Mail	19,591	24,209	(19%)
Software	6,564	22,964	(71%)
Management Services	17,065	26,890	(37%)
Mail Services	32,828	17,127	92%
Marketing Services	6,516	5,703	14%
Enterprise Business Solutions	82,564	96,893	(15%)

Total EBIT	$301,404	$319,290	(6%)

Unallocated amounts:
Interest, net (2)	(49,047)	(51,055)
Corporate and other expenses	(62,594)	(61,142)
Restructuring charges and asset impairments	(84,177)	(79,235)
Goodwill impairment	(84,500)	-

Income from continuing operations before income taxes	$21,086	$127,858

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring charges and asset impairments and goodwill impairments.

(2) Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2011
(Unaudited)

(Dollars in thousands)	Twelve Months Ended December 31,
			%
	2011	2010	Change
Revenue

North America Mailing	$1,961,198	$2,100,677	(7%)
International Mailing	707,416	674,759	5%
Small & Medium Business Solutions	2,668,614	2,775,436	(4%)

Production Mail	544,483	561,447	(3%)
Software	407,402	374,750	9%
Management Services	948,891	999,288	(5%)
Mail Services	567,012	572,795	(1%)
Marketing Services	141,572	141,538	0%
Enterprise Business Solutions	2,609,360	2,649,818	(2%)

Total revenue	$5,277,974	$5,425,254	(3%)

EBIT (1)

North America Mailing	$727,999	$755,153	(4%)
International Mailing	98,601	78,950	25%
Small & Medium Business Solutions	826,600	834,103	(1%)

Production Mail	32,562	60,896	(47%)
Software	38,182	40,046	(5%)
Management Services	76,321	92,671	(18%)
Mail Services	88,019	63,102	39%
Marketing Services	26,184	26,133	0%
Enterprise Business Solutions	261,268	282,848	(8%)

Total EBIT	$1,087,868	$1,116,951	(3%)

Unallocated amounts:
Interest, net (2)	(197,266)	(201,324)
Corporate and other expenses	(198,020)	(198,776)
Restructuring charges and asset impairments	(148,151)	(182,274)
Goodwill impairments	(130,150)	-

Income from continuing operations before income taxes	$414,281	$534,577

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring charges and asset impairments and goodwill impairments.

(2) Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

GAAP income from continuing operations after income taxes, as reported	$49,226	$72,796	$351,321	$310,483
Restructuring charges and asset impairments	62,661	55,865	105,699	122,892
Goodwill impairment	82,890	-	114,224	-
Sale of leveraged lease	-	-	(26,689)	-
Tax adjustments	579	5,451	3,539	27,509
Income from continuing operations after income taxes, as adjusted	$195,356	$134,112	$548,094	$460,884

GAAP diluted earnings per share from continuing operations, as reported	$0.25	$0.36	$1.73	$1.50
Restructuring charges and asset impairments	0.31	0.27	0.52	0.59
Goodwill impairment	0.41	-	0.56	-
Sale of leveraged lease	-	-	(0.13)	-
Tax adjustments	0.00	0.03	0.02	0.13
Diluted earnings per share from continuing operations, as adjusted	$0.97	$0.66	$2.70	$2.23

GAAP net cash provided by operating activities, as reported	$169,737	$285,223	$920,193	$952,111
Capital expenditures	(32,951)	(29,591)	(155,980)	(119,768)
Restructuring payments	28,623	28,853	107,002	119,565
Pension contribution	-	-	123,000	-
Reserve account deposits	49,882	4,994	35,354	10,399

Free cash flow, as adjusted	$215,291	$289,479	$1,029,569	$962,307

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Pitney Bowes Inc.
Editorial
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial
Charles F. McBride, 203-351-6349
VP, Investor Relations
www.pitneybowes.com